Exhibit 99.1

News Release

For Immediate Release

                      NOVELIS TO REPLACE PRESIDENT AND CEO

Atlanta, Aug. 29, 2006 -- The Board of Directors of Novelis Inc. (NYSE: NVL) (TSX: NVL) announced today that it has decided to replace the Company's President and Chief Executive Officer, Brian W. Sturgell. Effective immediately, William T. Monahan, Chairman of Novelis' Board of Directors and the retired Chairman and Chief Executive Officer of Imation Corporation, will serve as Interim CEO until Mr. Sturgell's successor has been selected and is in place. The Board has commenced an external search for a successor to Mr. Sturgell.

In light of Mr. Monahan's interim CEO responsibilities, the Board has formed a temporary Office of the Chairman that comprises Mr. Monahan and directors Clarence J. Chandran and Edward A. Blechschmidt. Mr. Sturgell will be available to advise the Office of the Chairman during the transition period. The executive team will now report directly to Mr. Monahan.

Mr. Monahan said, "The past eighteen months have been difficult for Novelis. During this period, we have had to address significant challenges, including the impact of unprecedented increases in metal prices and an extensive financial review and restatement process.

"We deeply appreciate Brian's leadership in the creation of Novelis as an independent company from a complex corporate spin-off. During his tenure, the Company began its transformation into a public-markets, shareholder-focused enterprise, while restructuring its financial organization and resolving complex reporting issues.

"Novelis has excellent value-creating assets and opportunities, and we have a strong management team in place. We will accelerate the building of our global market position and leading product technologies to generate cash flow and deliver shareholder value."

Novelis Inc. is the global leader in aluminum rolled products. The company operates in 11 countries and approximately 12,500 employees. Novelis offers the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive/transportation, beverage/food packaging, construction/industrial, and printing markets. For more information, visit www.novelis.com.

Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other matters, our ability to generate cash flow, maximize our assets, and create shareholder value. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements.

We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to important risk factors listed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, are specifically incorporated by reference into this news release.

                                      # # #

CONTACT:
Charles Belbin
+1 404 814 4260
charles.belbin@novelis.com